ITEM 77C

DREYFUS WORLDWIDE DOLLAR MONEY MARKET FUND, INC.

MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS

  A Special Meeting of Shareholders of the Dreyfus       Worldwide Dollar Money Market Fund, Inc. ( the “Fund”) was held on December 28, 2009. Out of a total of 623,553,631 shares of the Fund  (“Shares”) entitled to vote at the meeting, a total of 315,112,517 were represented at the Meeting, in person or by proxy. The following matters were duly approved by the holders of the Fund’s outstanding Shares as follows:

Dreyfus Institutional Preferred Money Market Fund
		Shares
	For	Against	Abstain
1. To approve amending the	250,134,801	36,227,770	28,749,945
Fund’s policy regarding
lending

DREYFUS WORLDWIDE DOLLAR MONEY MARKET FUND, INC.

MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS

     A Special Meeting of Shareholders of Worldwide Dollar Money Market Fund, Inc. (the “Fund”) was held on October 23, 2009. Out of a total of 625,565,410 shares (“Shares”) entitled to vote at the meeting, a total of 209,294,857 shares were represented at the Meeting, in person or by proxy. The following matter was duly approved by the holders of the Fund’s outstanding Shares as follows:

			Shares

		For	Withheld

To elect Joseph S. DiMartino, Clifford L. Alexander, Jr., Nathan Leventhal and Benaree Pratt Wiley as Board members of the Fund

Joseph S. DiMartino		196,903,508	12,391,348
Clifford L. Alexander, Jr.	1	196,084,436	13,210,420
Nathan Leventhal		195,759,105	13,535,751
Benaree Pratt Wiley		195,899,745	13,395,111